SUPPLEMENT Dated September 26, 2007
To The Prospectuses
Dated April 30, 2007 For
ING Multi-Rate Annuity
ING Multi-Rate Annuity (IICA)
Issued By ING Life Insurance and Annuity Company

This supplement updates the Prospectus. Please read it carefully and keep it with your copy of the prospectus for future reference. If you have any questions, please call our Customer Contact Center at
1-800-238-6273.

Effective October 1, 2007, the principal executive office of ING Life Insurance and Annuity Company, the issuer of your annuity contract, and ING Financial Advisers, LLC, the principal underwriter and distributor of your variable annuity contract, is changed to the following:

One Orange Way
Windsor, CT 06095-4774

Accordingly, all references to these executive offices in the Prospectus are changed to the above address

.

MRA – 146002

09/26/07